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                                                                   Exhibit 10.36

                            REEBOK INTERNATIONAL LTD.
                 TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD
GRANTED PURSUANT TO THE 2001 EQUITY INCENTIVE AND DIRECTOR DEFERRED COMPENSATION
                                      PLAN

     Reebok International Ltd., a Massachusetts company ("Reebok" or the "Company") has granted shares of its Common Stock to an employee of the Company or one of its subsidiaries (the "Employee") under the Company's 2001 Equity Incentive and Director Deferred Compensation Plan (the "Plan"). These shares are subject to the terms of the Plan as well as the specific conditions set forth in this document (the "Restrictions") and are therefore referred to as the "Restricted Shares." Restricted Shares as to which the Restrictions have lapsed are referred to as "Shares."

     1. LAPSING OF RESTRICTIONS AND FORFEITURE. The Restricted Shares shall be subject to forfeiture by Employee, and may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of, until the restrictions thereon have lapsed in accordance with the following schedule, and subject to Section 5:

     The Restrictions on all of these Restricted Shares shall lapse on THE THIRD ANNIVERSARY OF THE GRANT DATE.

     2. DELIVERY OF SHARES. Until the Restrictions shall have lapsed, the Restricted Shares shall be held for Employee by the Company or by a custodian designated by the Company in certificated or book-entry form. Employee shall be entitled to receive all dividends of cash or property other than stock with respect to the Restricted Shares held for the Employee's account on the record date for the dividend or distribution, even if the Restricted Shares are forfeited or disposed after the record date. Stock dividends shall be governed by Section 6. Employee shall also have voting rights on all Restricted Shares held for the Employee's account on the record date for voting even if the Restricted Shares are forfeited or disposed after the record date. All stockholder communications and proxy materials with regard to the Restricted Shares shall be delivered to the Employee. Any Restricted Shares that are forfeited in accordance with the provisions hereof shall be returned to the Company, and Employee agrees to cooperate with the Company to effect any such transfer.

     As of the date on which the Restrictions lapse as set forth in Section 1 above, Employee shall be entitled to delivery of the Shares, which shall cease to be subject to forfeiture. The Company shall effect such delivery by electronic means to Employee's brokerage account at Reebok's equity incentive plan administrator, which account Employee shall be required to have established prior to delivery. Employee shall cooperate to effect the delivery of any such Shares in compliance with all federal, state and local laws and regulations as interpreted by Company counsel. Without in any way limiting the generality of the foregoing, the Company may require that Employee make such representation or enter into such agreement as Company counsel determines is necessary to avoid a violation of any such laws or regulations.

     3. WITHHOLDING. The Company shall not deliver any Restricted Shares to Employee unless and until Employee satisfies all applicable federal, state, and local withholding tax requirements (including, without limitation, any amount required under FICA). The Company shall withhold Shares with a market value equal to the minimum withholding requirements and shall deliver the remaining Shares to Employee's brokerage account described in Section 2 hereof. The fair market value of the Shares shall be determined as provided in the Plan on the date the Restrictions lapse (or on the day before if the date on which the Restrictions lapse is not a trading day). In the alternative, Employee may remit to the Company by cash or check an amount equal to the minimum withholding obligation, in which case the Company shall deliver all Shares, as described in
Section 2 above.

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     4.   NONTRANSFERABILITY OF GRANT. No Restricted Shares, or any interest therein, may be transferred by Employee (by sale, pledge, gift or otherwise) prior to the lapsing of Restrictions and the Restricted Shares granted hereunder shall be delivered only to Employee, or in the case of death or disability, the Employee's estate or legal representative.

     5. TERMINATION OF ACTIVE EMPLOYMENT. If Employee's active employment with the Company terminates for any reason other than death or total and permanent disability (such reason including, without limitation, voluntary resignation), then all Restricted Shares shall be deemed forfeited by the Employee and shall be returned to the Company. In the event the Employee's active employment is terminated because of death or total and permanent disability, the Restrictions on all then Restricted Shares shall lapse effective upon the date of such termination. If the Company terminates Employee's active employment without cause and Employee receives severance after signing a Release of All Claims provided by the Company, then either: (a) the Restrictions on one-third of the Restricted Shares shall lapse effective upon the termination date if such date occurs between the first and second anniversaries of the grant date; or (b) the Restrictions on two-thirds of the Restricted Shares shall lapse effective upon the termination date if such date occurs between the second and third anniversaries of the grant date. Notwithstanding the foregoing, following a Change of Control (as defined in Section 7), the Restrictions on all Restricted Shares shall lapse if Employee's active employment is terminated for any reason other than by the Employee voluntarily or by the Company for cause within one year of such termination. For purposes herein, Employee's active employment shall not be considered terminated either (i) in the case of sick leave or other bona fide leave of absence approved pursuant to the Plan, so long as Employee's right to reemployment is guaranteed either by statute or by contract, or (ii) in the case of a transfer of employment between the Company and a subsidiary or between subsidiaries. Employee shall not be considered an active employee, however, if he or she is receiving severance from the Company.

     6. ADDITIONAL RESTRICTED SHARES. Any shares of Common Stock of the Company or other securities which Employee may receive or be entitled to receive as a result of the ownership of the Restricted Shares, whether the same are issued as a result of a share split, stock dividend, recapitalization, or other subdivision or consolidation of Shares effected without receipt of consideration by the Company or the result of the merger or consolidation of the Company or sale of assets of the Company, shall be treated for all purposes as Restricted Shares hereunder and shall be held by the Company pursuant to Section 2 hereof until the Restrictions on such Shares have lapsed.

     7. CHANGE OF CONTROL. A Change of Control will occur for purposes of these Terms and Conditions upon the occurrence of any of: (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company's assets, or (iii) a dissolution or liquidation of the Company.

     8. PROVISIONS OF THE PLAN. The grant is subject to the provisions of the Plan, a copy of which is available to Employee at www.benefits.ml.com.

Dated as of:  DECEMBER 16, 2004
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